Exhibit 10.18

Monster Worldwide, Inc.

622 Third Avenue

New York, NY 10017

November 3, 2014

Mr. Salvatore Iannuzzi

c/o Monster Worldwide, Inc.

622 Third Avenue

New York, NY 10017

Dear Sal:

This letter (the “Letter”) confirms your resignation, effective as of November 4, 2014, from your position as the Chief Executive Officer of Monster Worldwide, Inc. (the “Company”). You shall continue to be an employee of the Company until June 30, 2015 (your “Separation Date”), at which time your employment with the Company shall terminate and, except as otherwise provided herein, you shall resign from all other positions (except as a director) you hold with the Company and/or its subsidiaries. In order to facilitate the continued smooth implementation of the Company’s long-term strategic business plan, you shall continue to serve on the board of directors of the Company (the “Board”). In order to facilitate the smooth transition which we anticipate to be completed by the end of the first quarter of 2015, we will notify you of the services and activities that we expect you to perform. Commencing as of the date hereof, you shall be the Non-Executive Chairman of the Board. Until your Separation Date, (i) you shall continue to be compensated for your services to the Company pursuant to the terms and conditions of your employment agreement with the Company dated April 11, 2007, as amended (your “Employment Agreement”), (ii) you shall perform such services for the Company at its headquarters in New York City as may be reasonably requested, (iii) the Company shall continue to provide your current car service to you for your commute between your home and the Company’s offices in New York City in respect of the Company’s business, and (iv) the Company shall reimburse you for the cost of personal income tax advice and preparation assistance, not to exceed $20,000. Following your Separation Date, you shall be compensated for your service as a director and Non-Executive Chairman of the Board in accordance with the Company’s compensation policy for non-employee directors and, during your service as Non-Executive Chairman of the Board, the Company shall provide you a fully-furnished office in New York City and secretarial assistance.

You and the Company agree that your separation from service will be treated as a termination by the Company without Cause as of this date for purposes of Section 6(a)(v) of your Employment Agreement, the letter agreement dated July 30, 2013 (the “Letter Agreement”) and any equity awards granted to you by the Company. As of your Separation Date, you will be entitled to receive the payments benefits and payments described in Section 7(a) of your Employment Agreement, including, without limitation, any accrued but unused vacation days and any unreimbursed business expenses. In addition, as of your Separation Date and contingent upon your continued compliance with the terms of this Letter and the restrictive covenants set forth in Section 9 of your Employment Agreement, you shall also be entitled to (i) the payments and benefits set forth in Section 7(b) of your Employment Agreement, and (ii) the supplemental retirement medical benefits set forth in Section 8 of the Letter Agreement (without regard to the timing of your termination of employment) This Letter satisfies the Separation and Release Agreement requirement set forth in Section 7(b) of your Employment Agreement.

In recognition of the services you provided in developing the Company’s long-term strategic business plan and transition, the Company shall pay you an additional $2,000,000 on June 30, 2015 subject to review by May 15, 2015, by a committee consisting of the Board’s lead independent director, the Company’s chief executive officer and the Board’s Audit Committee Chairperson, of the success of such transition. Subject to the above and your continued compliance with restrictive covenants set forth in Section 9 of your Employment Agreement, such $2,000,000 amount shall be paid to you on or about June 30, 2015, and, notwithstanding anything to the contrary herein, such amount shall be payable immediately upon a Change in Control (as defined in your Employment Agreement).

You acknowledge and agree that, except for the payments and benefits set forth above, you will not be entitled to any compensation, award or damages with respect to your employment or termination of employment. You further acknowledge and agree that the Company may withhold from any payments described in this Letter such federal, state or local income taxes to the extent determined necessary by the Company in its discretion to be withheld pursuant to any applicable law or regulation. You acknowledge and agree that you are responsible for the payment of any income or other taxes due with respect to any payments or benefits described herein or otherwise from the Company.

You acknowledge and agree that from and after the date of this Letter, you shall not, publicly or privately, directly or indirectly disparage or make any statements (written or oral) that would impugn the integrity, acumen (business or otherwise), ethics or business practices, of the Company or its subsidiaries or their respective directors, officers, employees, or affiliates. The Company acknowledges and agrees that it and its officers and directors shall not, publicly or privately, directly or indirectly disparage or make any statements (written or oral) that would impugn your integrity, acumen (business or otherwise) or ethics. Nothing in this paragraph shall preclude you, the Company or its officers and directors from complying with any applicable law, any government authority or agency or any recognized subpoena power.

You hereby release, acquit and forever discharge the Company, its affiliates and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification you may have as a result of any third party action against you based on your employment with, or your position as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this Letter, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the New York State Human Rights Act; the New York State Labor Law; the Massachusetts Wage Act; the Massachusetts Fair Employment Practices Act; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to provide you with the rights, benefits and payments set forth herein or your rights to indemnification, coverage under the Company’s D&O insurance policy or any vested benefits under any pension benefit plan maintained by the Company.

The Company and its subsidiaries hereby release, acquit and forever discharge you of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this Letter, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to any federal, state or local law or cause of action or breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the you from your obligations set forth herein and under the Employment Agreement to the extent referred to herein.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You acknowledge that the consideration given for the release in this Letter and described in this Letter is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) the release in this Letter does not apply to any rights or claims that may arise after the date you sign this Letter; (b) you have the right to consult with an attorney prior to executing this Letter and have been advised to do so; (c) you have twenty-one (21) days to consider this Letter (although you may choose to voluntarily execute this Letter earlier); (d) you have seven (7) days following your execution of this letter to revoke the release in this Letter by providing written notice to the Company; and (e) the release in this Letter shall not be effective until the date upon which the revocation period has expired without exercise, which shall be the eighth day after you execute this Letter.

You and the Company agree that any announcement by the Company with respect to the termination of your employment will be disclosed to you prior to its issuance or publication and you will have a reasonable period of time within which to comment on the content of any such announcement.

This Letter or any portion hereof may not be waived, amended or modified other than by a written agreement executed by you and the Company.

This Letter will be governed by the laws of the State of New York without giving effect to its rules governing conflicts of laws. Any legal action or other proceeding brought for enforcement of this Letter shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Section 19 of your Employment Agreement. The provisions of Section 26 of your Employment Agreement, relating to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), are incorporated herein by reference. None of the Company, its affiliates and subsidiaries or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by you as a result of the application of Code Section 409A.

This Letter represents the entire agreement between you and the Company concerning the subject matter of your termination of employment with the Company and severance entitlements, and, except as expressly set forth herein, supersedes all other agreements, promises or understandings, oral or written. This Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter shall inure to the benefit of your beneficiaries, heirs or estate, as applicable.

The Company greatly appreciates your efforts and dedication on behalf of the Board and the Company.

Sincerely,

MONSTER WORLDWIDE, INC.

By:	/s/ Edmund Giambastiani
Edmund Giambastiani
Lead Director and Chairman of the Compensation Committee

ACKNOWLEDGE AND AGREED
AS OF NOVEMBER 3, 2014:

/s/ Salvatore Iannuzzi
Salvatore Iannuzzi